STERLING
INFRASTRUCTURE, INC.

December 20, 2023

Sharon Villaverde
[redacted]

Dear Sharon:

We are delighted to extend this offer of employment for the position of Vice President of Finance at Sterling Infrastructure, Inc. ("*Sterling*" or the "*Company*"), reporting directly to Joe Cutillo, CEO. We are very excited about the contributions that we believe you will bring to the Company and look forward to the prospect of working with you. The following information outlines the terms of our offer.

Start Date:

We will work with you to reach a mutually agreeable hire date. We anticipate that your first day with the Company will be on or about March 4, 2024. Your employment with the Company is contingent upon successful completion of a background check and drug screen.

Compensation:

- *Base Salary:* Your base salary will be $500,000 annually, less applicable taxes and withholdings, and subject to annual review by the Company.

- *Sign-On Bonus:* You will be awarded a sign-on bonus of $195,000 ("Bonus"), subject to all applicable taxes and withholdings. This bonus will be paid in two parts, $97,500 within 30 days of your start date and $97,500 on your 1 year employment anniversary. You and the Company agree that if you voluntarily resign or are terminated for cause within 24 months of your hire, you will be required to pay back the entire amount of the bonus within 90 days of termination of employment.

- *Special Stock Award:* You will be awarded 8,500 Restricted Share Units ("RSUs"). Shares will vest in three equal installments on the first three anniversaries of your employment start date. Once vested, the RSUs will be converted on a one-to-one basis into vested shares of Common Stock.

- *Car Allowance:* The Company shall pay you a monthly car allowance of $1,000.

- *Annual Incentive Compensation.* You will also be eligible to participate in the Senior Executive Incentive Compensation Program (SEICP) in 2024. The SEICP is comprised of an annual short-term (cash) component set at 75% and a long-term (stock) component set at 115% and is typically a three-year performance plan with a new performance cycle beginning each year in January. Target incentives do not constitute a promise of payment. Your actual incentive payout will be dependent on Sterling's financial performance as well as Sterling's strategic goals. Payment of any incentives will be made after January 1st and before March 15th of the calendar year immediately following the year for which the incentive compensation, if any, was earned.

- *Relocation:* You will be reimbursed for traditional expenses associated with your move to the Woodlands area as well as temporary housing for a reasonable time during that transition. You and the Company agree that if you voluntarily resign or are terminated for cause within 24 months of your hire, you will be required to pay back all relocation expenses within 90 days of termination of employment.

- *Severance:* If Sterling terminates your employment without cause or you are terminated as a result of a change of control, you will receive 12 months of your then current base salary and certain benefits pursuant to the terms of a separate severance agreement to be entered into between you and Sterling.

Health, Welfare and Other Benefits:

- *Standard Benefit Plans:* As a full time employee, you and your eligible dependents can elect to participate in our benefits plans, which may change from time to time. These benefits currently include health insurance (medical, dental and vision), life insurance, short-term and long-term disability insurance, employee stock purchase plan (ESPP) and the Company's 401(k) retirement savings plan. The type of benefits and your contribution to the cost of the benefits are determined annually. In addition, you will be eligible to participate in our annual Executive Health assessment program at the Cooper Clinic.

- *Paid Time Off (PTO)*: You will be eligible for 4 weeks of PTO, prorated for the first year, per the Company's PTO policy. In addition, we currently provide employees with eight paid holidays.

1800 Hughes Landing Blvd. | Suite 250 | The Woodlands, TX 77380 | 281.214.0800 | strlco.com

STERLING
INFRASTRUCTURE, INC

At-will Employment:

Your employment with the Company is not for a specified period and either you or the Company may choose to separate the relationship at any time with or without cause, and with or without notice. Although your job duties, title, compensation and benefits may change over time, the nature of your at-will employment with Sterling will not be altered.

Policies and Procedures:

We are committed to creating a positive work environment for our employees and to conducting business in an ethical manner. As an employee of Sterling, you would be expected to comply with our policies and procedures including, but not limited to, the Company's Code of Business Conduct, which applies to all employees, as well as with any other policies or procedures that are in effect. One of the important requirements found in our policies is that you keep the Company's confidential information in confidence and use it only in connection with your work for the Company.

As a condition of accepting this offer of employment with Sterling, you will be required to enter into the Confidentiality, Non-Competition and Intellectual Property Agreement (the "Confidentiality Agreement"), which is attached and incorporated herein.

If you wish to accept this offer, and we hope that you will, please do so by signing this letter in the space provided below and returning it to Jenn Green by e-mail: Jennifer.Green@strlco.com.

We are all very excited about the possibility of you joining our organization. We value the talent you will bring, and look forward to you having a successful career at Sterling.

Sincerely,

Joe Cutillo
CEO

Accepted and agreed:

Sharon Villaverde

1|4|2024
Date

Employment Offer Letter Sharon Villaverde December 20, 2023